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                                                                    EXHIBIT 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 22, 2001, accompanying the consolidated financial statements of IndyMac Bancorp, Inc. and Subsidiaries and we have issued our report dated March 10, 2000, accompanying the consolidated financial statements of IndyMac, Inc. and Subsidiaries appearing in the 2001 Annual Report of IndyMac Bancorp, Inc. to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2001 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.


/s/ Grant Thornton LLP


Los Angeles, California
July 26, 2002